                                                                   Exhibit 99.41
                     (LETTERHEAD OF XYTRONYX APPEARS HERE)

FOR IMMEDIATE RELEASE

CONTACT: Dale A. Sander, Chief Financial Officer
         Larry Bymaster, Chief Executive Officer
         (619) 550-3900
________________________________________________________________________

           XYTRONYX, INC.  REPORTS FISCAL 1996 SECOND QUARTER RESULTS

SAN DIEGO, CA, NOVEMBER 14, 1995 -- Xytronyx, Inc. (AMEX: XYX) today announced results for the fiscal second quarter ended September 30, 1995.

Revenues for the second quarter ended September 30, 1995 were $50,000 compared to $146,000 for the same period of the prior year. Net loss for the quarter was $878,000 or $0.17 per share, compared to a loss of $902,000 or $0.18 per share for the second quarter of the prior year.

Revenues for the six months ended September 30, 1995 were $141,000, compared to $1,101,000 for the same period of the prior year. Net results were a loss of $1,586,000 or $0.30 per share, compared to a loss of $1,590,000 or $0.32 per share for the same period of the prior year. Prior year revenues included proceeds from an agreement with Coors Brewing Company for the use of Xytronyx's Kephra(TM) reversible color change technology in a summer 1994 promotion. No such revenues were earned in the current six month period. Xytronyx noted that the net loss in the current year period was approximately equal to that for the prior year (despite the decrease in revenues) due to cost reductions enacted during the current year.

Xytronyx also reported that subsequent to the end of the quarter the Company had received a payment of $150,000 related to the exclusive use of the Kephra technology in a specific market.

Xytronyx also announced that approximately $3 million had been deposited in an escrow account relating to a private placement by Xytronyx of restricted common stock and warrants. The funds will be held in escrow until the closing of the private placement. If closing does not occur, for any reason, the funds will be returned to the subscribers. A portion of the common stock and warrants are subject to a lock-up agreement which would restrict their resale for a period of up to one year. In addition, the common stock and warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

                               (Table Following)

XYTRONYX, INC. AND SUBSIDIARY (A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)


                                            Quarter Ended                    Six Months Ended
                                            September 30                        September 30
                                        -------------------------    ---------------------------------
                                         1995             1994           1995                 1994
------------------------------------------------------------------------------------------------------
REVENUES

   Product sales                        $   11,030     $    3,994    $     11,030         $    603,723
   License fees and royalties                    -        110,000               -              330,000
   Contract research                         5,000              -          45,000               99,151
   Marketing rights                         30,000              -          30,000                    -
   Interest and other                        4,170         31,780          54,878               68,099
------------------------------------------------------------------------------------------------------
Total revenues                              50,200        145,774         140,908            1,100,973
------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES

   Cost of product sales                    29,397         49,941          60,414              349,194
   Product development                     444,053        487,069         701,723            1,142,532
   General and administrative              276,156        401,381         692,011              842,556
   Business development
     and marketing                         166,889         99,077         261,305              329,063
   Interest and other                       11,433         10,017          11,135               27,924
------------------------------------------------------------------------------------------------------
Total costs and expenses                   927,928      1,047,485       1,726,588            2,691,269
------------------------------------------------------------------------------------------------------

Net loss                                 ($877,728)     ($901,711)    ($1,585,680)         ($1,590,296)
------------------------------------------------------------------------------------------------------

Net loss per share
   of common stock                          ($0.17)        ($0.18)         ($0.30)              ($0.32)
------------------------------------------------------------------------------------------------------

Weighted average
   shares outstanding                    5,263,029      4,994,551       5,263,029            4,950,734
------------------------------------------------------------------------------------------------------



                                       BALANCE SHEET DATA AS OF
                                      SEPTEMBER 30,      March 31,
                                           1995            1995
                                      ----------------------------
Cash, cash equivalents and
   short-term investments               $  319,490     $1,820,078
Total assets                             1,050,057      2,304,937
Long-term liabilities                       28,846         24,353
Stockholders' equity                       298,129      1,883,809